Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

UNITED COMMUNITY FINANCIAL CORP.,

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO,

OHIO LEGACY CORP.

and

PREMIER BANK & TRUST

Dated as of September 8, 2016

2672915.13

2672915.13	i

3.21	Information Technology.	32
3.22	Related Party Transactions.	32
3.23	State Takeover Laws.	32
3.24	Reorganization.	32
3.25	Opinion.	32
3.26	Seller Information.	33
3.27	Loan Portfolio.	33
3.28	Insurance.	34
3.29	No Investment Adviser Subsidiary.	35
3.30	No Broker-Dealer Subsidiary.	35
3.31	No Insurance Subsidiary.	35
3.32	Deposits.	35
3.33	No Other Representations or Warranties.	35

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT		36

4.1	Corporate Organization.	36
4.2	Capitalization.	37
4.3	Authority; No Violation.	39
4.4	Consents and Approvals.	40
4.5	Reports.	40
4.6	Financial Statements.	41
4.7	Broker’s Fees.	43
4.8	Absence of Certain Changes or Events.	43
4.9	Legal Proceedings.	43
4.10	Compliance with Applicable Law.	43
4.11	Certain Contracts.	44
4.12	Agreements with Regulatory Agencies.	45
4.13	Information Technology.	45
4.14	Related Party Transactions.	45
4.15	Reorganization.	45
4.16	Opinion.	45
4.17	Parent Information.	46
4.18	Financing.	46
4.19	Taxes and Tax Returns.	46
4.20	No Other Representations or Warranties.	46

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS		47

5.1	Conduct of Business Prior to the Effective Time.	47
5.2	Seller Forbearances.	47
5.3	Parent Forbearances.	52

ARTICLE VI. ADDITIONAL AGREEMENTS		52

6.1	Regulatory Matters.	52

2672915.13	ii

6.2	Access to Information.	55
6.3	Seller Shareholder Approval.	56
6.4	Legal Conditions to Merger.	57
6.5	Stock Exchange Listing.	57
6.6	Employees; Employee Benefit Plans.	57
6.7	Indemnification; Directors’ and Officers’ Insurance.	60
6.8	Non-Renewal of Agreements.	61
6.9	Advice of Changes.	61
6.10	Board Member; Community Contribution.	61
6.11	Acquisition Proposals.	62
6.12	Public Announcements.	65
6.13	Change of Method.	65
6.14	Restructuring Efforts.	65
6.15	Takeover Statutes.	66
6.16	Exemption from Liability Under Section 16(b).	66
6.17	Litigation and Claims.	66

ARTICLE VII. CONDITIONS PRECEDENT		66

7.1	Conditions to Each Party’s Obligation to Effect the Merger.	66
7.2	Conditions to Obligations of Parent.	67
7.3	Conditions to Obligations of Seller.	68

ARTICLE VIII. TERMINATION		69

8.1	Termination.	69
8.2	Effect of Termination.	71

ARTICLE IX. GENERAL PROVISIONS		72

9.1	Nonsurvival of Representations, Warranties and Agreements.	72
9.2	Amendment.	72
9.3	Extension; Waiver.	72
9.4	Expenses.	73
9.5	Notices.	73
9.6	Interpretation.	74
9.7	Counterparts.	75
9.8	Entire Agreement.	75
9.9	Governing Law; Jurisdiction.	75
9.10	Waiver of Jury Trial.	75
9.11	Assignment; Third Party Beneficiaries.	76
9.12	Specific Performance.	76
9.13	Severability.	76
9.14	Delivery by Facsimile or Electronic Transmission.	77
9.15	Further Assurances.	77

2672915.13	iii

INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	6.11(f)
affiliate	9.6
Agreement	Preamble
Allowance	1.6(g)
Bank Merger	1.11
Bank Merger Act	3.4
Bank Merger Agreement	1.11
Bank Merger Certificate	1.11
BHC Act	3.1(a)
business day	9.6
Cash Consideration	1.6(a)(i)
Cash Conversion Number	2.1(a)
Cash Election	1.6(a)(i)
Cash Election Number	2.1(b)(i)
Cash Election Shares	1.6(a)(i)
Certificate of Merger	1.3
Chosen Courts	9.9(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	6.2(b)
Conversion	6.2(d)
Convertible Preferred Stock	4.2(a)
Deemed Converted Common Stock	1.6(d)
Dissenting Shareholder	1.6(e)
Dissenting Shares	1.6(e)
Effective Time	1.3
Effective Time Book Value	1.6(g)
Election	2.2(a)
Election Deadline	2.2(b)
Election Period	2.2(a)
Enforceability Exceptions	3.3(a)
Environmental Laws	3.16
ERISA	3.11(a)
Excel	Recitals
Exception Shares	1.6(a)
Exchange Act	3.4
Exchange Agent	2.3
Exchange Fund	2.3
Exchange Ratio	1.6(a)(ii)
Excluded Shares	1.6(a)
FDIC	3.4
Federal Reserve Board	3.4

2672915.13	iv

Form of Election	2.2
Foundation	6.10(b)
GAAP	3.1(a)
Governmental Entity	3.4
HOLA	4.1(a)
Holder	2.2
HSR Act	3.4
Intellectual Property	3.20
Investment Advisers Act	3.29(a)
IRS	3.10(a)
knowledge of Parent	9.6
knowledge of Seller	9.6
Liens	3.2(c)
Loans	3.27(a)
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
Merger	Recitals
Merger Consideration	1.6(a)
Multiemployer Plan	3.11(g)
Multiple Employer Plan	3.11(g)
NASDAQ	3.4
New Certificates	1.6(b)
New Plans	6.6(b)
Non-Election Shares	1.6(a)(iii)
Notice Period	6.11(d)
OCC	3.5
ODFI	3.4
OGCL	1.1
Ohio Secretary	1.3
Old Certificate	1.6(b)
Parent	Preamble
Parent Articles	1.8
Parent Bank	Preamble
Parent Common Stock	1.5
Parent Contract	4.11(a)
Parent Disclosure Schedule	Article IV
Parent Equity Awards	4.2(a)
Parent Preferred Stock	1.5
Parent Regulations	1.9
Parent Regulatory Agreement	4.12
Parent Restricted Stock Award	4.2(a)
Parent SEC Reports	4.5(b)
Parent Stock Options	4.2(a)
Parent Stock Plans	4.2(a)
Parent Subsidiary	4.1(b)

2672915.13	v

PBGC	3.11(f)
Permitted Encumbrances	3.18
person	9.6
Premium Cap	6.7(b)
Proxy Statement	3.4
Regulatory Agencies	3.5
Representatives	6.11
Requisite Regulatory Approvals	7.1(f)
Requisite Seller Vote	3.3(a)
S-4	3.4
SEC	3.4
Securities Act	3.26
Seller	Preamble
Seller Articles	3.1(a)
Seller Bank	Preamble
Seller Bank Deposit Liabilities	3.32
Seller Benefit Plans	3.11(a)
Seller Common Stock	1.6(a)
Seller Contract	3.13(b)
Seller Disclosure Schedule	Article III
Seller Equity Awards	2.4(g)
Seller ERISA Affiliate	3.11(a)
Seller Financial Statements	3.6(a)
Seller Indemnified Parties	6.7(a)
Seller Leased Properties	3.18
Seller Meeting	6.3(a)
Seller Owned Properties	3.18
Seller Preferred Stock	3.2(a)
Seller Qualified Plans	3.11(d)
Seller Real Property	3.18
Seller Regulations	3.1(a)
Seller Regulatory Agreement	3.14
Seller Restricted Stock Unit Award	1.7(b)
Seller Stock Option	1.7(a)
Seller Stock Plan	1.7(d)
Series A Preferred Shares	3.2(a)
Shortage	1.6(g)
Shortfall Number	2.1(b)(ii)
Simultaneous Conversion Election	6.2(d)
SRO	3.4
Stock Consideration	1.6(a)(ii)
Stock Election	1.6(a)(ii)
Stock Election Shares	1.6(a)(ii)
Subsidiary	3.1(a)
Superior Proposal	6.11(f)
Surviving Corporation	Recitals

2672915.13	vi

Takeover Statutes	3.23
Target Number	1.6(g)
Tax	3.10(b)
Tax Return	3.10(c)
Termination Date	8.1(c)
Termination Fee	8.2(b)
Treasury Stock	1.6(a)

2672915.13	vii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2016 (this “Agreement”), is entered into by and between United Community Financial Corp., an Ohio corporation (“Parent”); Parent’s wholly owned subsidiary, The Home Savings and Loan Company of Youngstown, Ohio, a savings bank chartered under the laws of the State of Ohio (“Parent Bank”); Ohio Legacy Corp., an Ohio corporation (“Seller”); and Seller’s wholly owned subsidiary, Premier Bank & Trust, a bank chartered under the laws of the State of Ohio (“Seller Bank”).

RECITALS:

WHEREAS, the Boards of Directors of Parent and Seller have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Seller will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, a condition to the willingness of Parent to enter into this Agreement, all of the individuals and entities listed on Exhibit A have entered into a Voting Agreement substantially in the form of Exhibit B hereto and dated as of the date of this Agreement; and

WHEREAS, upon the terms and subject to the conditions of the Voting Agreement, all of the individuals and entities listed on Exhibit A have agreed to the extent applicable, to call a meeting of the members of Excel Bancorp, LLC (“Excel”) and to vote their interests in Excel to authorize and instruct Excel to vote the Seller common shares owned by Excel in favor of the approval and adoption of the Merger and this Agreement; and

WHEREAS for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.  THE MERGER

1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with Ohio Revised Code Chapter 1701, the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Seller shall merge with and into Parent.  Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio.  Upon consummation of the Merger, the separate corporate existence of Seller shall terminate.

1.2 Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, at the offices of Tucker Ellis LLP, on a date that shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and Seller. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time.

Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and Seller shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio (the “Ohio Secretary”). The Merger shall become effective as of the date and time specified in the Certificate of Merger or, if no such date and time are specified, shall become effective upon filing of the Certificate of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OGCL.

1.5 Parent Stock.

At and after the Effective Time, each common share, without par value, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger; and each share of preferred stock, without par value, of Parent (the “Parent Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of preferred stock of the Surviving Corporation and shall not be affected by the Merger.

1.6 Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Seller or the holder of any of the following securities:

(a) Subject to Sections 2.1, 2.2 and 2.4(e), each common share, without par value, of Seller issued and outstanding immediately prior to the Effective Time (the “Seller Common Stock”), except for (1) Dissenting Shares, (2)  shares of Seller Common Stock owned by Seller as treasury stock (“Treasury Stock”) or (3) shares of Seller Common Stock owned by Seller or Parent (together with the Treasury Stock, the “Excluded Shares”) (in the case of (2) and (3) other than shares of Seller Common Stock held in any Seller Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following (the “Merger Consideration”), without interest:

(i)

For each share of Seller Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Cash Election Shares”), $18.00 in cash (the “Cash Consideration”);

(ii)

For each share of Seller Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Stock Election Shares”), 2.736 (the “Exchange Ratio”) common shares (the “Stock Consideration”) of Parent, it being understood that upon the Effective Time, pursuant to Section 1.5, the Parent Common Stock, including the shares issued to former holders of Seller Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation; and

(iii)

For each share of Seller Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.1.

(b) All of the shares of Seller Common Stock converted into the right to receive the applicable Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, an “Old Certificate”; it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry accounts evidencing ownership of shares of Seller Common Stock, and certificates for or book-entry accounts evidencing Seller Preferred Stock in the case of Deemed Converted Common Stock) shall thereafter represent only the right to receive (i) the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, (ii) cash in lieu of any fractional shares that the shares of Seller Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.6 and Section 2.4(e), without any interest thereon and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.4(b). Old Certificates previously representing shares of Seller Common Stock shall be exchanged for evidence of shares in book entry form or at Parent’s option, certificates (collectively referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor)

and/or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.4, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Seller Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Seller Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Excluded Shares (other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

(d) Each Series A Preferred Share issued and outstanding immediately prior to the Effective Time shall be deemed to have been converted into the number of shares of Seller Common Stock as would be issuable upon a voluntary conversion of such Series A Preferred Share in accordance with Section 8 of Division A-1 of the Seller Articles (the “Deemed Converted Common Stock”). Each share of Deemed Converted Common Stock shall be converted into the Merger Consideration exactly as though it were a share of outstanding Seller Common Stock in accordance with Section 1.6(a) and Article II.

(e) Each outstanding share of Seller Common Stock or Seller Preferred Stock, the holder of which has complied with all requirements under OGCL Section 1701.85 to be entitled to relief as a dissenting shareholder and has not effectively withdrawn or lost such dissenters’’ rights as of the Effective Time (the “Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration, and the holder thereof will be entitled solely to the rights granted by applicable law.  Seller will give Parent prompt notice upon receipt by Seller of any demand for payment of the fair cash value of shares of Seller Common Stock or Seller Preferred Stock and of withdrawals of demand for payment and any other related communications (any shareholder duly making a demand being hereinafter called a “Dissenting Shareholder”).  Parent may participate in all discussions, negotiations, and proceedings relating to a demand for payment of the fair cash value of shares of Seller Common Stock or Seller Preferred Stock.  Except with advance written consent of Parent, Seller will not voluntarily make any payment on, settle or offer to settle a demand for payment, or waive a failure of timely delivery of a written demand for payment of fair cash value or of the taking of any other action by the Dissenting Shareholder as may be necessary to perfect dissenting shareholders’ rights under applicable law. Except for payments prior to the Effective Time consented to by Parent, any payments made for Dissenting Shares will be made by the Surviving Corporation.

(f) If at or before the Effective Time, whether through failure to comply with applicable requirements or otherwise, a Dissenting Shareholder withdraws or loses the right to payment, the Dissenting Shareholder’s Dissenting Shares will be converted into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  If after the Effective Time of the Merger, whether through failure to comply with applicable requirements or otherwise, a Dissenting Shareholder withdraws or loses the right to payment, such Dissenting Shares shall be deemed to be converted into the right to receive Cash Consideration and/or Stock Consideration, as determined by Parent in its sole discretion.

(g) If Seller’s Effective Time Book Value is less than $32,648,835 (the “Target Number”), then (i) each of (A) the Cash Consideration component of the Merger Consideration, payable with respect to each share of Seller Common Stock (including shares subject to Seller Restricted Stock Unit Awards and shares of Deemed Converted Stock) that is eligible to receive Cash Consideration; and (B) the amount payable with respect to each share of Seller Common Stock subject to a Seller Stock Option shall be reduced by a per share amount (rounded down to the nearest whole cent) equal to the quotient obtained by dividing one-half of the dollar amount of the Shortage by 2,265,750 (which is as of the date of this Agreement the number of shares of Seller Common Stock outstanding (including shares subject to Seller Restricted Stock Unit Awards and shares of Deemed Converted Stock) plus the number of unissued shares of Seller Common Stock potentially issuable under the Seller Stock Options); and (ii) the Stock Consideration for each share of Seller Common Stock (including shares subject to Seller Restricted Stock Units Awards and shares of Deemed Converted Stock) that is eligible to receive Stock Consideration shall be reduced by a number of shares equal to the quotient obtained by dividing (A) one half of the dollar amount of the Shortage divided by $6.67 by (B) the number of shares of Seller Common Stock (including shares subject to Seller Restricted Stock Unit Awards and shares of Deemed Converted Stock) that are eligible to receive Stock Consideration.  For purposes of this subparagraph (g), “Effective Time Book Value” shall be calculated as the estimated shareholders’ equity of Seller plus allowance for loan and lease losses (the “Allowance”) as of the end of the month prior to the Effective Time determined in accordance with GAAP to the reasonable satisfaction of both Parent and Seller no earlier than three (3) business days prior to the Closing Date  and which shall reflect an Allowance calculated in a manner consistent with Seller’s historical practices.  Notwithstanding the foregoing, the calculation of  “Effective Time Book Value”  shall  be exclusive of the following:  any changes in accumulated other comprehensive income since June 30, 2016, and to the extent, and only to the extent, related to this Agreement and the transactions contemplated by this Agreement: (i) fees and expenses (including reimbursable expenses) payable to Sandler O’Neill & Partners L.P. as provided in Section 3.7, (ii) all professional fees and expenses of legal counsel and accountants, (iii) expenses of calling and holding the Seller Meeting (including printing and mailing costs), (iv) termination expenses, conversion costs and penalty costs associated with vendor contracts and/or commitments to which Seller or Seller Bank is a party or otherwise bound that Parent or a Subsidiary of Parent does not intend to continue after the Effective Time, including data processing contracts and commitments, (v) filing fees and costs, (vi) any costs or expenses required to be incurred by Seller or Seller Bank by an express provision of this Agreement or otherwise incurred at the request of Parent or a Subsidiary of Parent, (vii) expenses, costs, payments to terminate change in control agreements, retention bonuses or similar payments, severance obligations and plan continuation costs pursuant to Sections 6.6(b), (c), (d) and (e), and (viii) other merger related fees, costs and expenses reasonably incurred by Seller and Seller Bank in connection with this Agreement and the transactions contemplated by this Agreement.  For avoidance of doubt, any expense or liability related to the disclosure set forth in Section 3.7 of the Seller Disclosure Schedule shall be considered in the calculation of Seller’s Effective Time Book Value.  “Shortage” means the amount by which the Effective Time Book Value is less than the Target Number, but in no event shall the Shortage be greater than $200,000 unless a greater amount (not to exceed $750,000 is approved by the board of directors of Seller in its sole discretion.

1.7 Treatment of Seller Equity Awards.

(a) At the Effective Time, each option granted by Seller to purchase shares of Seller Common Stock under the Seller Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Seller Stock Option”) will be cancelled and will instead represent solely the right to receive in cash from Parent the amount by which $18.00 per share exceeds the exercise or strike price of such Seller Stock Option. The number and terms of Seller Stock Options will not exceed or differ from the number and terms disclosed in Seller Disclosure Schedule 1.7(a).  If the exercise price of a Seller Stock Option equals or exceeds $18.00, such Seller Stock Option will be cancelled without any payment in exchange. Parent will cause the Exchange Agent to mail to each holder of Seller Stock Options within five business days after the Effective Time a form letter of transmittal for return to the Exchange Agent and instructions for surrendering the Seller Stock Options.  Upon proper surrender of options for exchange and cancellation to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of the Seller Stock Options is entitled to receive in exchange the cash consideration specified in this Section 1.7(a), without interest. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amounts payable in respect of any Seller Stock Option all such amounts as Parent is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law.

(b) At the Effective Time, each award in respect of a share of Seller Common Stock subject to vesting, repurchase, lapse or other restriction granted under the Seller Stock Plan that is outstanding immediately prior to the Effective Time (a “Seller Restricted Stock Unit Award”) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.6 based on the holder’s election in accordance with, and subject to, Sections 2.1 and 2.2 and treating the shares of Seller Common Stock subject to such Seller Restricted Stock Unit Award in the same manner as all other shares of Seller Common Stock for such purposes. Parent shall pay or issue the consideration described in this Section 1.7(b) promptly, and in any event within five (5) business days following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of any Seller Restricted Stock Unit Award all such amounts as Parent is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law, with such amounts, if any, first being deducted from the cash portion of the Merger Consideration, if any, due to such holder.

(c) At or prior to the Effective Time, Seller, the Board of Directors of Seller and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7.

(d) For purposes of this Agreement, the “Seller Stock Plan” means the Seller 2010 Equity and Cash Incentive Plan.

1.8 Articles of Incorporation of Surviving Corporation.

At the Effective Time, the Articles of Incorporation of Parent, as amended (the “Parent Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.9 Regulations of Surviving Corporation.

At the Effective Time, the Code of Regulations of Parent, as amended and restated (the “Parent Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.10 Tax Consequences.

It is intended that the Merger shall qualify as a  “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.11 Bank Merger.

Subject to Section 6.13, immediately following the Merger Seller Bank will merge with and into Parent Bank (the “Bank Merger”) pursuant to an agreement and plan of merger, the form of which is attached hereto as Exhibit C (the “Bank Merger Agreement”). Subject to Section 6.13, Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Seller Bank shall cease. The parties agree that the Bank Merger shall become effective at the time specified in the Certificate of Merger for the Bank Merger or, if not time is specified, shall become effective upon filing. Prior to the Effective Time, Seller shall cause Seller Bank, and Parent shall cause Parent Bank, to execute a certificate of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the Effective Time.

ARTICLE II.  EXCHANGE OF SHARES

2.1 Proration.

(a) Notwithstanding any other provision contained in this Agreement (other than Section 2.1(e)), the total number of shares of Seller Common Stock (including shares subject to Seller Restricted Stock Unit Awards and shares of Deemed Converted Common Stock) to be entitled to receive the Cash Consideration pursuant to Section 1.6(a) and Seller Restricted Stock Unit Awards entitled to receive a cash amount pursuant to Section 1.7(b) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.5 and (ii) the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time. For purposes of this Section 2.1, the foregoing clause (ii) shall include the shares subject to Seller Restricted Stock Unit Awards and shall include the Exception Shares, but shall exclude the other Excluded Shares, Dissenting Shares or Seller Stock Options (the “Cash Conversion Number”). All

other shares of Seller Common Stock (including shares subject to Seller Restricted Stock Unit Awards, the shares of Deemed Converted Common Stock and the Exception Shares, but excluding the other Excluded Shares to be cancelled as provided in Section 1.6(d)) shall be converted into the right to receive the Stock Consideration.  For the avoidance of doubt, the cash payment to be paid pursuant to Section 1.7(a) in exchange for the cancellation of Seller Stock Options shall not affect, or reduce in any way, the Cash Conversion Number or the amount of cash available to be paid to holders of Seller Common Stock, Seller Restricted Stock Unit Awards and Deemed Converted Common Stock under Article II.

(b) Promptly (and in any event no later than five (5) business days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Seller Common Stock, Deemed Converted Common Stock, Exception Shares and Seller Restricted Stock Unit Awards of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)

If the aggregate number of shares of Seller Common Stock (including shares subject to Seller Restricted Stock Unit Awards, Exception Shares and Deemed Converted Common Stock) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)

If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)

If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine whether fractions of Non-Election Shares shall be rounded up or down),  with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)

If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.2 Election Procedures.

Each holder of record of shares of Seller Common Stock, Seller Restricted Stock Unit Awards, Exception Shares and Deemed Converted Common Stock to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.6(a) and 2.1 (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures: Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (i) the number of shares of Seller Common Stock, Seller Restricted Stock Unit Awards, Exception Shares and Deemed Converted Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Seller Common Stock, Seller Restricted Stock Unit Awards, Exception Shares and Deemed Converted Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

Parent shall prepare a form reasonably acceptable to Seller, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to Seller (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(a) Parent (i) shall initially make available and mail the Form of Election not less than thirty (30) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(b) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than twenty (20) business days before, and at least ten (10) business days prior to, the Election Deadline.

(c) Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Old Certificates (or of the guarantee of delivery of such Old Certificates) previously deposited with the Exchange Agent.  All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof. If any Election is not properly made with respect to any shares of Seller Common Stock (none of Parent, Seller nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Seller Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(d) Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which shares of Seller Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Seller Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

2.3 Parent to Make Merger Consideration Available.

At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates (if any, and if no certificates are being issued, evidence of book entry ownership) representing the aggregate Stock Consideration to be issued pursuant to Section 1.6 and Section 1.7 and exchanged pursuant to Section 2.4(a), and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Seller Common Stock, Seller Restricted Stock Unit Awards, Exception Shares and Deemed Converted Common Stock, (ii) cash in lieu of any fractional shares, and (iii) cash in an amount sufficient to pay the amount due to holders of Seller Stock Options pursuant to Section 1.7(a) (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable or the amount of payments due under Section 1.7(a).  Any interest and other income resulting from such investments shall be paid to Parent.

2.4 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than seven (7) business days thereafter, Parent shall cause the Exchange Agent to mail to each Holder that has not theretofore submitted its Old Certificates with a Form of Election, (i) a letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent), (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and/or the Cash Consideration to which such Holder shall have become entitled in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, and (iii) any cash in lieu of fractional shares that the shares represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.4(b). From and after the Effective Time and the completion of the allocation procedure set forth in Section 2.1, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal or Form of Election, as applicable, duly executed, the Holder shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such Holder shall have become entitled to receive in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2 and/or (ii) a check representing the amount of (A) the Cash Consideration that such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, (B) any cash in lieu of fractional shares that such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.4(e)

and (C) any dividends or distributions that the Holder has the right to receive pursuant to Section 2.4(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, any cash in lieu of fractional shares, or dividends payable to Holders. Until surrendered as contemplated by Sections 2.2 and 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Old Certificate until such Holder shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to the Stock Consideration that the shares of Seller Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock or Seller Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent; provided that, when determining the fractional shares to be cashed out, all resulting fractional shares held by the same Holder shall, to the extent practicable, be combined into the greatest number of whole shares of Parent Common Stock as possible, and thereafter the holder shall receive cash in lieu of any remaining fractional share. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) $6.67 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 1.6 and subject to Section 2.1.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Seller Common Stock, Seller Restricted Stock Unit Award, Exception Share or Deemed Converted Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Seller, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.4 or any other amounts otherwise payable pursuant to this Agreement to any holder of Seller Common Stock, Deemed Converted Common Stock, Exception Shares, Seller Stock Options or Seller Restricted Stock Unit Awards (Seller Stock Options and Seller Restricted Stock Unit Awards being referred to as the “Seller Equity Awards”) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Seller Common Stock, Deemed Converted Common Stock, Exception Shares or Seller Equity Award in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Parent as set forth in this Article III, except as disclosed in the disclosure schedule delivered by Seller to Parent concurrently herewith (the “Seller Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (b) any disclosures made with respect to a section of this Article III shall be deemed to qualify (i) any other section of this Article III specifically referenced or cross-referenced and (ii) any other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

3.1 Corporate Organization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) and has not elected to be treated as financial holding company under the BHC Act. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, Seller or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, or changes in interest rates or general economic conditions, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) the failure, in and of itself, to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order that in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (G) actions or omissions taken pursuant to the written consent or request of Parent, in the case of Seller, or Seller, in the case of Parent, (H) public disclosure of any matter to the extent that (1) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in the Parent Financial Statements or Seller Financial Statements for periods prior to the date of this Agreement, as applicable, and (2) such disclosed matter does not worsen in a materially adverse manner; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, that is (x) consolidated with such party for financial reporting purposes or (y) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent by such party. True and complete copies of the Articles of Incorporation of Seller (the “Seller Articles”) and the Code of Regulations of Seller (the “Seller Regulations”), as in effect as of the date of this Agreement, have previously been made available by Seller to Parent.

(b) Each Subsidiary of Seller (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Seller and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 3.1(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Seller other than the Seller Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of Seller consists of 22,500,000 shares of Seller Common Stock, without par value, and 500,000 preferred shares, without par value (“Seller Preferred Stock”), of which 3,000 shares of preferred stock have been designated “Series A Preferred Shares.” No shares or other voting securities of Seller are issued, reserved for issuance or outstanding, other than (i) 1,974,668 shares of Seller Common Stock issued and outstanding, which number includes 3,237 shares of Seller Common Stock granted in respect of outstanding Seller Restricted Stock Unit Awards, (ii) 173,261 shares of Seller Common Stock reserved for issuance upon the exercise of outstanding

Seller Stock Options, (iii) 3,000 shares of Seller Preferred Stock issued and outstanding, (iii) 12,930 shares of Seller Common Stock reserved for issuance upon the vesting of Seller Restricted Stock Unit Awards, and (iv) 226,415 shares of Seller Common Stock reserved for issuance upon conversion of the Seller Preferred Stock.  No shares of Seller Common Stock are held in treasury.  Since June 30, 2016 through the date hereof, Seller has not repurchased any Seller Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Seller Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Seller Common Stock, any shares of its capital stock or other voting securities of Seller.  All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Seller may vote are issued or outstanding. There are no contractual obligations of Seller or its Subsidiaries pursuant to which Seller or its Subsidiaries could be required to register shares of capital stock or other securities of Seller or its Subsidiaries under the Securities Act.  No trust preferred or subordinated debt securities of Seller or any of its Subsidiaries are issued or outstanding. Other than Seller Equity Awards and Series A Preferred Shares issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Seller to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of capital stock or voting securities of Seller or any security exercisable for, exchangeable for, or convertible into shares of capital stock or voting securities of Seller. Section 3.2(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Seller Equity Awards outstanding as of August 31, 2016, specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Seller Equity Award, (C) the grant date of each such Seller Equity Award, (D) the Seller Stock Plan under which such Seller Equity Award was granted, (E) the exercise price for each such Seller Equity Award that is a Seller Stock Option, and (F) the expiration date of each such Seller Equity Award that is a Seller Stock Option. Other than the Seller Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Seller or any of its Subsidiaries) are outstanding.

(b) Except as set forth in Section 3.2(b) of the Seller Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Seller or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Seller Common Stock or other equity interests of Seller. As of the date of this Agreement, Seller does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

(c) Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Seller Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries that are insured depository institutions, as provided under Ohio Revised Code Section 1107.07(D)) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Seller. The Board of Directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Seller’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by (A) the affirmative vote of holders of Seller Common Stock and Seller Preferred Stock, voting together as one class, who are entitled to cast at least two-thirds of the total votes that all holders of Seller Common Stock and Seller Preferred Stock, are entitled to cast on the matter, (B) the affirmative vote of holders of Seller Common Stock, voting as a separate class, who are entitled to cast at least two-thirds of the votes that all holders of Seller Common Stock are entitled to cast on the matter, and (C) the affirmative vote of holders of Seller Preferred Stock, voting as a separate class, who are entitled to cast at least two-thirds of the votes that all holders of Seller Common Stock and Seller Preferred Stock are entitled to cast on the matter (the “Requisite Seller Vote”), and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Seller Bank and Seller as its sole shareholder, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions and their holding companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions hereof, will (i) violate any provision of the Seller Articles or the Seller Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of clause (ii) above for such violations, conflicts, defaults, breaches, terminations, losses of benefits, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Seller.

3.4 Consents and Approvals.

Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Department of Financial Institutions of the Ohio Department of Commerce (“ODFI”) in connection with the Bank Merger, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Federal Deposit Insurance Corporation (“FDIC”) in connection with the Bank Merger, including under 12 U.S.C. 1828(c) (the “Bank Merger Act”), and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on (or that should be listed on) Section 4.4 of the Parent Disclosure Schedule, and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 in which a proxy statement relating to the meeting of Seller’s Shareholders to be held in connection with this Agreement (the “Proxy Statement”) will be included as part of a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL and the filing of the Bank Merger Certificate, (vii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on The NASDAQ Stock Market LLC (“NASDAQ”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Seller of this Agreement or (B) the consummation by Seller of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.

Seller and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since June 30, 2013 with (i) ODFI and any other state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Office of the Comptroller of the Currency (the “OCC”), (vi) any foreign regulatory authority and (vii) any SRO ((i)-(vii), collectively “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith.  Except for examinations of Seller and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Seller, investigation into the business or operations of Seller or any of its Subsidiaries since June 30, 2013.

3.6 Financial Statements.

(a) The audited consolidated financial statements of Seller, consisting of consolidated balance sheets as of December 31, 2013, 2014 and 2015, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years ended December 31, 2013, 2014 and 2015 (including the related notes, where applicable), and the unaudited consolidated financial statements of Seller, consisting of the balance sheet of Seller as of June 30, 2016 and the related statements of operations and changes in shareholders’ equity and cash flows for the six-month period then ended (collectively, all of such audited and unaudited consolidated financial statements being referred to as the “Seller Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Seller and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as otherwise indicated in such statements or the notes thereto. The books and records of Seller and its Subsidiaries have been since June 30, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No auditing firm has resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of, or in connection with, any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Seller nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Seller as of June 30, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries or accountants (including all means of access thereto and therefrom). Seller has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of Seller’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Statement on Auditing Standard 115) that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Seller, any fraud, whether or not material, that involved management or other employees who have a role in Seller’s internal controls over financial reporting. These disclosures were made in writing by management to Seller’s auditors and audit committee and a copy has previously been made available to Parent.

(d) Since June 30, 2013, (i) neither Seller nor any of its Subsidiaries, nor, to the knowledge of Seller, any director, officer, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Seller, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or to the knowledge of Seller, to any director or officer of Seller.

3.7 Broker’s Fees.

Neither Seller, nor any Subsidiary of Seller, nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P. pursuant to a letter agreement, a true and complete copy of which has been previously provided to Parent, and except as set forth in Section 3.7 of the Seller Disclosure Schedule.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2015, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b) Since December 31, 2015, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Seller and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of its Subsidiaries or any of their current or former directors or executive officers (i) other than routine foreclosures and collection actions or (ii) that, if adversely determined against Seller or Seller Bank, would prevent, impede or delay the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Seller, any of its Subsidiaries or the assets of Seller or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of Seller and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Seller nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Seller and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or accurately accrued as liabilities on the balance sheet of Seller and its Subsidiaries, and each of Seller and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Seller nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Seller and its Subsidiaries for all years up to and including December 31, 2010 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Seller or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Seller and its Subsidiaries or the assets of Seller and its Subsidiaries. Since January 1, 2010, neither Seller nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Seller or any of its Subsidiaries was required to file any Tax Return that was not filed. Seller has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed since January 1, 2010.  There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and its Subsidiaries). Neither Seller nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has any liability for the Taxes of any person (other than Seller or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Seller nor any of its Subsidiaries has been, since January 1, 2013 or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Seller nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time since January 1, 2011, has Seller been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Seller nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code, executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Seller Disclosure Schedule lists all material Seller Benefit Plans. For purposes of this Agreement, “Seller Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether or not written, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements with respect to which Seller or any Subsidiary or any trade or business of Seller or any of its Subsidiaries, whether or not incorporated, all of which together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Seller ERISA Affiliate”), has any current or future obligation or that are maintained, contributed to or sponsored by Seller or any of its Subsidiaries or any Seller ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Seller or any of its  Subsidiaries or any Seller ERISA Affiliate.

(b) Seller has heretofore made available to Parent true and complete copies of each material Seller Benefit Plan and the following related documents, to the extent applicable, (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements to any such Seller Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Seller Benefit Plan, (iv) the most recently prepared actuarial report for each Seller Benefit Plan (if applicable) for each of the last two years, and (v) a written description of any unwritten plan.

(c) Each Seller Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not result in any material liability. Neither Seller nor any of its Subsidiaries has, within the past three years, taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Seller Benefit Plan, and neither Seller nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Seller Disclosure Schedule identifies each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Seller

Qualified Plans”). The IRS has issued a favorable determination letter (or in the case of a prototype plan, a favorable opinion letter on which Seller may rely) with respect to each Seller Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of Seller, there are no existing circumstances and no events have occurred that would have an adverse effect on the qualified status of any Seller Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Seller Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) With respect to each Seller Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Seller Benefit Plan.

(g) None of Seller and its Subsidiaries nor any Seller ERISA Affiliate has, at any time since January 1, 2010, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Seller and its Subsidiaries nor any Seller ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) Except as set forth in Section 3.11(h) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All material contributions required to be made to any Seller Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, at any time since January 1, 2013, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Seller.

(j) There are no pending or, to Seller’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Seller’s knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Seller Benefit Plans, any fiduciaries thereof with respect to their duties to the Seller Benefit Plans or the assets of any of the trusts under any of the Seller Benefit Plans that would, in any case, reasonably be expected to result in any material liability of Seller or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Seller Benefit Plan or any other party.

(k) None of Seller, its Subsidiaries, nor any Seller ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any of the Seller Benefit Plans or their related trusts, Seller, any of its Subsidiaries, any Seller ERISA Affiliate or any person that Seller or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth in Sections 1.7 or 6.6, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase the amount or value of, any payment, right or other benefit, or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of Seller or any of its Subsidiaries, or result in any funding of, or limitation on the right of Seller or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from, any Seller Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(m) No Seller Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Seller has made available to Parent preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual entitled to a “parachute payment” as that phrase is used in Section 280G of the Code.

(n) No Seller Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(o) There are no pending or, to Seller’s knowledge, threatened in writing material labor grievances or material unfair labor practice claims or charges against Seller or any of its Subsidiaries, or any strikes or other material labor disputes against Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller or any of its Subsidiaries and, to the knowledge of Seller, there are no organizing efforts by any union or other group seeking to represent any employees of Seller or any of its Subsidiaries. Seller and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other applicable law.

(p) Section 3.11(p) of the Seller Disclosure Schedule gives the following information for each employee of Seller and Seller Bank as of August 25, 2016: job location, job title, current annual base salary, most recent cash bonus, outstanding equity awards held by the employee and year of hire.

(q) No Seller Benefit Plan has any provision that would prevent Parent or Parent Bank from amending, merging or terminating such plan.

3.12 Compliance with Applicable Law.

(a) Seller and each of its Subsidiaries hold, and have at all times since June 30, 2013, held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct in all material respects of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith).  To the knowledge of Seller, no suspension or cancellation of any such necessary material  license, franchise, permit or authorization is threatened. Seller and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Seller or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B thereunder, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z thereunder, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the OCC, FDIC, Federal Reserve Board, SEC or ODFI, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X thereunder, the TILA-RESPA Integrated Disclosure Rule, the Americans with Disabilities Act of 1990, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the

Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b) Seller and Seller Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Seller Bank has a Community Reinvestment Act rating of “satisfactory” or better. Neither Seller nor any of its Subsidiaries, or to the knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of Seller or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Seller or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Seller or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Seller or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Seller or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Seller or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Seller or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c) Seller and each of its Subsidiaries has properly administered all accounts for which Seller or any of its Subsidiaries acts as a fiduciary, including but not limited to accounts for which Seller or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. None of Seller or any of its Subsidiaries, or, to Seller’s knowledge, any director, officer, or employee of Seller or its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, as of the date hereof, neither Seller nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Seller Benefit Plan:

(i)	that would be a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;
(ii)	that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Seller or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to Seller and its Subsidiaries, taken as a whole;

(iii)	with or to a labor union or guild (including any collective bargaining agreement);
(iv)	that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Seller or its Subsidiaries, taken as a whole;
(v)	that is a partnership agreement, joint venture or other similar contract;
(vi)

that relates to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(vii)

that is any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by Seller or its Subsidiaries for the borrowing of money by Seller or its Subsidiaries or the deferred purchase price of property by Seller or its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset)

(viii)

under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events); or

(ix)

that creates future payments or obligations in excess of $25,000 annually or $50,000 over its remaining term and that (A) by its terms does not terminate or is not terminable without penalty or payment upon notice of 30 days or less, or (B) that would be terminable by a person other than Seller or any of its Subsidiaries, but not including any loan agreement or similar agreement pursuant to which Seller Bank is a lender.

(b) Each contract, arrangement, commitment or understanding of the type described in Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to herein as a “Seller Contract,” and neither Seller nor any of its Subsidiaries knows of, or has received written, or to Seller’s knowledge, oral notice of, any violation of the above by any of the other parties thereto that would reasonably be likely to be, either individually or in the aggregate, material to Seller and its Subsidiaries taken as a whole.

(c) In each case, (i) each Seller Contract is valid and binding on Seller or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Seller and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Seller Contract, (iii) to Seller’s knowledge, each third-party counterparty to each Seller Contract has in all material respects performed all obligations required to be performed by it to date under such Seller Contract, and (iv) to Seller’s knowledge, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Seller or any of its Subsidiaries under any such Seller Contract.

3.14 Agreements with Regulatory Agencies.

Neither Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since June 30, 2013, a recipient of any supervisory letter from, or since June 30, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller Disclosure Schedule, a “Seller Regulatory Agreement”), except to the extent that any of the foregoing is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Seller Regulatory Agreement to Parent, nor has Seller or any of its Subsidiaries been advised in writing since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting its disclosure to Parent.

3.15 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Seller, any of its Subsidiaries or for the account of a customer of Seller or one of its Subsidiaries (which are set forth in Section 3.15 of the Seller Disclosure Schedule) were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and currently and are legal, valid and binding obligations of Seller or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Seller and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Seller’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters.

Seller and its Subsidiaries are in compliance in all material respects, and at all times since June 30, 2013, have complied in all material respects, with all applicable Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Seller, investigations by any Governmental Entity or other person pending, or, to the knowledge of Seller, threatened against Seller of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Seller or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, and, to the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or investigation. Seller is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To knowledge of Seller and its Subsidiaries, there has been no release of Hazardous Materials on any real property owned or leased by Seller or its Subsidiaries.  Seller and its Subsidiaries have provided to Parent all environmental reports, including Phase I and Phase II assessments, on any real property owned or leased by Seller or its Subsidiaries. With regard to any commercial real property of which Seller or its Subsidiaries have taken a security interest, ownership or control, Seller or its Subsidiaries have not taken any action that would result in liability under any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Seller.  As used in Sections 3.16 and 5.1, “Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws (including common law), statutes, regulations, rules, ordinances, imposing liability or establishing standards of conduct for protection of the environment; and “Hazardous Materials” shall mean without regard to amount and/or concentration (a) any element, compound, chemical material, liquid or gas that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive material; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

3.17 Investment Securities and Commodities.

(a) Each of Seller and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Seller Financial Statements and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or its Subsidiaries. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.

(b) Seller and its Subsidiaries employ investment, securities, commodities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of such businesses and comply therewith in all material respects.

3.18 Real Property.

Seller or a Subsidiary of Seller (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Seller Financial Statements as being owned by Seller or a Subsidiary of Seller or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Seller Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all real property leasehold estates reflected in the latest audited financial statements included in the Seller Financial Statements (the “Seller Leased Properties” and, collectively with the Seller Owned Properties, the “Seller Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Seller’s knowledge, the lessor. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Seller Real Property. All Seller Real Property is in compliance with the Americans with Disabilities Act of 1990.

3.19 Corporate Records.

True and complete copies of all documents listed in the Seller Disclosure Schedule have been made available or provided to Parent. The stock record books of Seller and Seller Bank, all of which have been made available to Parent, are complete and correct in all material respects. The respective minute books of Seller and Seller Bank accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors (including standing committees) through the date of this Agreement, except for minutes regarding the discussion and/or approval of this Agreement or the transactions contemplated hereby, and any minutes of board meetings held since July 1, 2016 that have not yet been finalized.

3.20 Intellectual Property.

To Seller’s knowledge, Seller and each of its Subsidiaries owns, free and clear of any material Liens, other than Permitted Encumbrances, all Intellectual Property owned or purported to be owned by such entity and (i) (A) Seller and its Subsidiaries do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any person, and (B) no person has asserted in writing, or to Seller’s knowledge, orally, to Seller or any of its Subsidiaries, or brought any claim, action or proceeding alleging, that (x) Seller or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property right or (y) that any Intellectual Property right of Seller or any of its Subsidiaries is invalid or unenforceable, (ii) to the knowledge of Seller, no person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by and/or licensed to Seller or its Subsidiaries, and (iii) Seller and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by Seller and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, corporate names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; confidential information and know-how; copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, including any renewals or extensions thereof.

3.21 Information Technology.

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Seller, to the knowledge of Seller, since June 30, 2013, no party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Seller and its Subsidiaries.

3.22 Related Party Transactions.

Except as set forth in Section 3.22 of the Seller Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Seller or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Seller or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Seller Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Seller) on the other hand, of the type that would be required to be reported in any Seller SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act if Seller currently had securities registered under the Exchange Act.

3.23 State Takeover Laws.

The Board of Directors of Seller has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Section 1701.831 of the Ohio Revised Code and any other “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.24 Reorganization.

Seller has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a  “reorganization” within the meaning of Section 368(a) of the Code.

3.25 Opinion.

Prior to the execution of this Agreement, Seller has received an opinion (that, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Seller Common Stock.

3.26 Seller Information.

The information relating to Seller and its Subsidiaries that is provided by Seller or its representatives for inclusion in (a) the Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Seller Common Stock or at the time of the Seller Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), (c) the documents and financial statements of Seller included in the Proxy Statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Seller and its Subsidiaries and other portions within the reasonable control of Seller and its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.27 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.27(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Seller or any Subsidiary of Seller is a creditor that as of July 31, 2016, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of July 31, 2016, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Seller or any of its Subsidiaries, or to the knowledge of Seller, any affiliate of any of the foregoing. Section 3.27(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Seller and its Subsidiaries that, as of July 31, 2016, had an outstanding balance of $100,000 or more and were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on all such Loans as of July 31, 2016.

(b) Each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, that have been and remain perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions; provided, however, that it shall not be considered a breach of this representation and warranty if any Loan of less than $100,000 does not comply with the forgoing representations or if Loans in the aggregate of less than $500,000 do not comply with the forgoing representations.

(c) Each outstanding Loan of Seller and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules; provided, however, that it shall not be considered a breach of this representation and warranty if any Loan of less than $100,000 does not comply with the forgoing representations or if Loans in the aggregate of less than $500,000 do not comply with the forgoing representations.

(d) None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein other than repurchase obligations arising upon breach of representations, warranties, covenants and other obligations of Seller or its Subsidiaries, as applicable, all of which are usual and customary in their scope and nature.

(e) There are no outstanding Loans made by Seller or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Seller nor any of its Subsidiaries is now nor has it ever been since June 30, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, Seller has not been notified of any possible modification or revocation of any such guaranty, and to Seller’s knowledge, such guaranty will remain in full force and effect following the Closing Date, in each case, without any further action by Seller or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.

3.28 Insurance.

(a) Seller and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent and consistent with industry practice, and Seller and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Seller and its Subsidiaries, Seller or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.28 of the Seller Disclosure Schedule sets forth a complete and accurate list of all insurance policies of Seller currently in effect.

3.29 No Investment Adviser Subsidiary.

(a) Neither Seller nor any Subsidiary of Seller is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

(b) Except as set forth in Section 3.29(b) of the Seller Disclosure Schedule, neither Seller nor any Subsidiaries of Seller is a party to an arrangement of the type referred to in the Interagency Statement on Retail Sales of Nondeposit Investment Products for the provision of investment advisory services by a third party.

3.30 No Broker-Dealer Subsidiary.

No Subsidiary of Seller is a securities broker-dealer required to be registered under the Exchange Act with the SEC.

3.31 No Insurance Subsidiary.

Neither Seller nor any Subsidiary of Seller acts as an insurance agency or employs or contracts with any person for the purpose of offering insurance products.

3.32 Deposits.

All of the Seller Bank Deposit Liabilities and related accounts have been administered and originated in compliance with the documents in Seller Bank’s files and records, and in compliance with all applicable rules, regulations and laws governing the relevant types(s) of account, and fairly reflect, in all material respects, the substance of events and transactions that should be included therein. The Seller Bank Deposit Liabilities and related accounts are insured by the FDIC through the Deposit Insurance Fund, up to the current applicable maximum limits, all premiums and assessments required to be paid in connection therewith have been paid when due, and no action is pending, or to Seller’s or Seller Bank’s knowledge, threatened by the FDIC with respect to the termination of such insurance. Except as set forth in Section 3.32 of Seller Disclosure Schedule, none of the deposits of Seller Bank as of July 29, 2016 are brokered deposits, as defined in 12 C.F.R. Section 337.6(a)(2). The term “Seller Bank Deposit Liabilities” means all of Seller Bank’s obligations, duties and duties of every type and character that are directly related to Seller Bank’s deposit accounts.

3.33 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Seller in this Article III (including the related portions of the Disclosure Schedules), none of the Seller, any of its Subsidiaries, Seller or its Subsidiaries’ financial advisors, attorneys or representatives, or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller and its Subsidiaries furnished or made available to Parent and its representatives (including any information, documents or material made available to Parent in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Seller or Seller’s Subsidiaries, or any representation or warranty arising from statute or otherwise in law and Seller and Seller Bank hereby expressly disclaim any other such representations or warranties. Parent has relied solely upon its own independent investigation and counsel before deciding to enter into this Agreement and the Merger.

(b) Seller acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Seller as set forth in this Article IV, except (a) as disclosed in the disclosure schedule delivered by Parent to Seller concurrently herewith (the “Parent Disclosure Schedule”); provided, that (i) an item is required to be set forth as an exception to a representation or warranty if its absence would result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent SEC Reports filed within the 12 months prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary predictive or forward-looking in nature):

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a savings and loan holding company duly registered under the Home Owners’ Loan Act (“HOLA”) that is treated as a unitary savings and loan holding company under HOLA. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True and complete copies of the Parent Articles and Parent Regulations, as in effect as of the date of this Agreement, have previously been made available by Parent to Seller.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened. Section 4.1(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Parent other than the Parent Subsidiaries.

(c) As of the date of this Agreement, Parent does not beneficially own any shares of Seller Common Stock.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 499,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, without par value, of which 7,942 shares of preferred stock have been designated Mandatorily Convertible Non-Cumulative Preferred Stock (the “Convertible Preferred Stock”). No shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 54,138,910 shares of Parent Common Stock issued and 46,499,583 shares of Parent Common Stock outstanding, including 333,678 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan  (a “Parent Restricted Stock Award”), (ii) 7,631,327 shares of Parent Common Stock held in treasury, (iii) 472,139 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options” and, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), (iv) 983,578 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans and (v) no shares of Convertible Preferred Stock issued and outstanding. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception. Since August 15, 2016 through the date hereof, except in the ordinary course of business, Parent has not (A) issued or repurchased any Parent Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Parent Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Parent Common Stock, any shares of its capital stock or other voting securities of Parent other than (1) the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock in connection with the exercise, vesting or settlement of Parent Stock Options or the vesting or settlement of Parent Restricted Stock Awards that were outstanding on August 15, 2016, in accordance with their terms (without amendment or waiver since August 15, 2016),  (2) the issuance or sale of shares of Parent Common Stock in connection with the reinvestment of regular quarterly cash dividends paid by Parent at a rate not in excess of $0.03 per share of Parent Common Stock or (3) the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock under Parent’s 401(k) plans in accordance with the terms thereof (without amendment or waiver since August 15, 2016), or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the Parent Stock Plans. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding. There are no contractual obligations of Parent or its Subsidiaries pursuant to which Parent or its Subsidiaries could be required to register shares of capital stock or other securities of Parent or its Subsidiaries under the Securities Act. Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Parent or any of its Subsidiaries are issued or outstanding. Other than the Parent Convertible Preferred Stock, Parent Stock Options and Parent Restricted Stock Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent. As of the date of this Agreement, Parent does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

(c) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Parent Bank and its other Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank and Parent as its sole shareholder, and the adoption of resolutions to give effect to the provisions of Sections 6.9 and 6.14 in connection with the Closing, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Seller) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be (i) validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof and (ii) will be issued in compliance with all applicable state and federal securities laws. No vote or approval of the shareholders of Parent is required in connection with the adoption of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Regulations, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals.

Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under HOLA or the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the ODFI in connection with the Bank Merger (including the filing of an application for Parent Bank to obtain trust powers), and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Seller Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the S-4 and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL, and the filing of the Bank Merger Certificate, (vii) the filing of any notices or other filings under the HSR Act and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with any Regulatory Agencies (including, without limitation, with the SEC) and those required under the federal securities laws), and have paid all fees and assessments due and payable in connection therewith. All such reports, registrations and statements, together with any amendments made with respect thereto, complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such reports, registrations and statements were filed and contained in all material respects the information required to be stated therein. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2012. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be since January 1, 2012 (the “Parent SEC Reports”), is publicly available.  No such Parent SEC Report, at the time filed, furnished or communicated

(and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Parent SEC Reports.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (the “Parent Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No auditing firm has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom). Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made know to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Seller. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2012, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7 Broker’s Fees.

Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Raymond James & Associates, Inc.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2015, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since December 31, 2015, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers, including those that, if adversely determined against Parent or Parent Bank, would prevent, impede or delay the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

4.10 Compliance with Applicable Law.

Parent and each of its Subsidiaries hold, and  have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct in all material respects of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection

Act, any regulations promulgated by the Consumer Financial Protection Bureau, the FDIC, Federal Reserve Board, SEC or ODFI, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the TILA-RESPA Integrated Disclosure Rule, the Americans with Disabilities Act of 1990, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent and each of Parent’s Subsidiaries that is an insured depository institution is “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Each of Parent’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. None of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of  monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.11 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received written, or to Parent’s knowledge, oral notice of, any violation of any Parent Contract by any of the other parties thereto that would reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, and (iv) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.12 Agreements with Regulatory Agencies.

Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), except to the extent that any of the foregoing is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Parent Regulatory Agreement to Seller, nor has Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Parent Regulatory Agreement to Seller.

4.13 Information Technology.

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2013, no party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.14 Related Party Transactions.

There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.15 Reorganization.

Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16 Opinion.

Prior to the execution of this Agreement, Parent has received an opinion (that, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Raymond James & Associates, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to Parent.

4.17 Parent Information.

The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Seller Common Stock or at the time of the Seller Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Seller or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.18 Financing.

Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder, and Parent acknowledges that Parent’s obligations under this Agreement are not subject to any financing contingency.

4.19 Taxes and Tax Returns.

Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries has: (a) duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects; (b) fully and timely paid all Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) on or before the date such Taxes were required to be paid; and (c) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Except as would not reasonably be expected to have a Material Adverse Effect on Parent: (i)  there are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries or any Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries; and (ii) no deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries which deficiency has not been paid.  Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

4.20 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV (including the related portions of the Disclosure Schedules), none of the Parent, any of its

Subsidiaries, Parent or its Subsidiaries’ financial advisors, attorneys or representatives, or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, including any representation or warranty as to the accuracy or completeness of any information regarding the Parent and its Subsidiaries furnished or made available to Parent and its representatives or as to the future revenue, profitability or success of Parent or Parent’s Subsidiaries, or any representation or warranty arising from statute or otherwise in law. Seller has relied solely upon its own independent investigation and counsel before deciding to enter into this Agreement and the Merger.

(b) Parent acknowledges and agrees that neither Seller nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V.  COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Seller Disclosure Schedule), as required by law or as consented to in writing by Parent (or, in the case of clause (b) below, Seller) (such consent not to be unreasonably withheld, conditioned or delayed), (a) Seller shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (iii) not take a security interest, ownership or control of commercial real property in such a manner so as to create any liability under Environmental Laws, and (b) each of Parent and Seller shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Seller Forbearances.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Seller Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Seller shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than Federal Reserve and Federal Home Loan Bank advances, indebtedness of Seller or any of its wholly-owned Subsidiaries to Seller or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of Seller);

(b) adjust, split, combine or reclassify any capital stock;

(i)

make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Seller at a rate not in excess of 6.0% per annum on the liquidation preference of $1,000 per share of Seller Preferred Stock  or (B) the acceptance of shares of Seller Common Stock as payment for the exercise price of Seller Stock Options or for withholding taxes incurred in connection with the exercise of Seller Stock Options or the vesting or settlement of Seller Equity Awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements, and (C) dividends by Seller Bank to Seller);

(ii)

grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iii)

issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Seller Stock Options or the settlement of Seller Equity Awards in accordance with their terms;

(c) other than in the ordinary course of business (including pledging of Loans to secure advances, sales of Loans or pools of Loans in the secondary market and sales of real estate owned), sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, other than in a wholly-owned Subsidiary of Seller;

(e) (i) terminate, materially amend, renew or waive any material provision of, any Seller Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals and expirations in the ordinary course of business or (ii) enter into any contract that would constitute a Seller Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Seller Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, other than amendments in the ordinary course of business and consistent with past practice that do not materially increase the cost of maintaining such plan, program, policy or arrangement, (iii) increase the compensation or benefits payable to current or former employees, officers, directors or consultants, except for increases that do not exceed, in the aggregate, $25,000, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation; provided, that Seller may pay discretionary bonuses at times, in amounts, and to persons, who it selects in its sole discretion and as it discloses to Parent so long as the aggregate amount of such bonuses does not exceed $255,000, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend in any material respect any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (or (viii) hire any officer;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $30,000 individually or $100,000 in the aggregate and that would not impose any material restriction on the business of Seller or its Subsidiaries or the Surviving Corporation;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Seller Articles or the Seller Regulations or comparable governing documents of Seller’s Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise,

or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation, policies, order or request of any Governmental Entity, (ii) make any loans or extensions of credit (A) outside of the ordinary course of business consistent with past practice, (B) involving a total credit relationship of more than $1,000,000 with a single borrower and its affiliates or (C) to a director or executive officer of Seller or Seller Bank in excess of $100,000; provided that any response from Parent sought pursuant to this clause (m)(ii) shall be given within two (2) business days after the relevant loan package is provided to Parent (and the failure of Parent to respond within two (2) business days shall be deemed to be approval pursuant to this clause), (iii) modify, renew or release any collateral on any aggregate Loan relationship of $1,000,000 or more (except in the event of whole or partial refinancings or payoffs of any Loan, and in the case of any partial refinancing or partial payoff, collateral shall not be released if the resulting collateral coverage ratio would be less favorable to Seller Bank than it was at the time of loan origination or immediately prior to the release, whichever is more favorable to Seller Bank), or (iv) make any additional advances, extensions of credit, release of collateral, modifications, or waivers of covenants or defaults on Loans classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import;

(n) except for existing commitments to sell a participation interest in a Loan, sell a participation interest in a Loan, other than sales of Loans secured by one-to-four-family real estate consistent with past practice (including sales of Loans in the secondary market), without first giving Parent the opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a Loan other than purchases of participation interests from Parent;

(o) purchase or otherwise acquire any interest in a Loan held by a third party, or forgive, settle or sell any Loan, except for sales of residential Loans in the secondary market in the ordinary course of business and repayments of Loans by borrowers, for which the outstanding balance, including principal, interest and fees is $250,000 or more;

(p) sell or otherwise transfer any real estate owned having a carrying value on Seller Bank’s balance sheet in excess of $350,000 or take into real estate owned any property having a carrying value in excess of $150,000;

(q) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines, policies, orders or requests of any Governmental Entity;

(r) make, or commit to make, any capital expenditures that in the aggregate exceed $25,000;

(s) other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(t) make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office, except to the extent required to obtain any Requisite Regulatory Approvals;

(u) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(v) amend in a manner that adversely impacts in any material respect the ability to conduct its business pursuant to, terminate or allow to lapse, any material permits;

(w) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Seller or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(x) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2;

(y) establish or price deposits other than in the ordinary course of business consistent with Seller’s past practices, consistent with safe and sound pricing guidelines and, except as set forth in Section 5.2(y) of the Seller Disclosure Schedule, in no event in excess of the FDIC’s national rate cap; or

(z) offer or establish any pricing, interest rates or terms on any category of deposits to any Related Person that is not also being offered by Seller Bank to customers on substantially the same terms and conditions or as otherwise set forth in Seller Bank’s posted or standard rate sheet used to price or establish terms on any category of deposits. “Related Person” means any “insider” as defined in Regulation O of the Federal Reserve

Board and any “company” as defined in Regulation O of the Federal Reserve Board in which such an insider has any ownership interest, equity interest, or other beneficial interest of ten percent (10%) or more.

5.3 Parent Forbearances.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit Parent Bank to, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Parent Articles or Parent Regulations in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Seller Common Stock or adversely affect the holders of Seller Common Stock relative to other holders of Parent Common Stock;

(b) completely or partially liquidate, sell substantially all of its assets, or merge or consolidate with any person if as a result of such merger or consolidation Parent no longer owns all of the equity securities of Parent Bank or its successor or as a result of such merger or consolidation those persons who collectively own Parent Common Stock immediately prior to such merger or consolidation do not own a majority of the voting power in the election of directors of the surviving or resulting entity;

(c) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Seller or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(d) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI.  ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and Seller shall promptly prepare, no later than 45 business days after of the date of this Agreement, the Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included.  Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Seller shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, Parent and Seller shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Parent and Seller shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. Parent agrees that, as to any material of Seller that is required to be included in any application, notice or other filing made by Parent, which information is reasonably identified by Seller to Parent in writing as competitively sensitive material, Parent shall request confidential treatment of such information to the extent permitted by applicable law, will permit Seller to control at its expense the defense of any challenge to such confidential treatment request and will not disclose publicly any such information without Seller’s prior consent. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the foregoing, each of Parent and Seller shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, Seller and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or Seller or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 6.1 that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, or on Seller and its Subsidiaries, taken as a whole (in each case, measured on a scale relative to Seller and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d) Parent and Seller shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and Seller agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Seller’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading and (iii) any statement, filing, notice or application filed with any Governmental Entities to obtain the Requisite Regulatory Approvals will contain, at the time each is filed, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Parent and Seller further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(e) Parent and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, each of Parent and Seller, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, legal counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request.  Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Parent nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will attempt in good faith to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and Seller shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 19, 2016, between Parent and Seller (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein, except to the extent it is shown by clear and convincing evidence that the investigating party had knowledge of the specific breach of the representation or warranty in question prior to the date of this Agreement.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) Without limiting the generality of Section 6.2(a), Seller shall use reasonable best efforts to provide data processing, item processing and other processing support to assist in performing all tasks reasonably required and requested by Parent to result in a successful conversion of the data and other files and records of Seller and its Subsidiaries to Parent’s production environment (the “Conversion”), in such a manner sufficient to provide reasonable assurances that a successful Conversion will occur at, as may be elected in writing by Parent to Seller after the date hereof and prior to filing the application for approval of the Merger and the Bank Merger from the Federal Reserve Board, (x) the time that is immediately following the Merger and the Bank Merger (such an election in this clause (x), a “Simultaneous Conversion Election”) or (y) such later date as may be specified by Parent, in each case, subject to any applicable laws, including laws regarding the exchange of information and other laws regarding competition. Without limiting the generality of the foregoing, Seller shall, subject to any such applicable laws: (i) reasonably cooperate with Parent to establish a project plan as specified by Parent to effectuate the Conversion; (ii) use its commercially reasonable efforts to have Seller’s outside contractors continue to support at Parent’s expense, both the Conversion effort and Seller’s incremental Conversion needs until the Conversion can be established; (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent, at Parent’s expense, for use in planning the Conversion, as soon as reasonably practicable; (iv) provide reasonable access to Seller’s personnel and facilities and, with the consent of its outside contractors and at Parent’s expense, its outside contractors’ personnel and facilities, to the extent necessary to enable the Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the contracts of outside data, item and other processing contractors or other third-party vendors to which Seller or any of its Subsidiaries are bound if requested to do so by Parent to the extent permitted by such contracts; provided, that Seller shall not be required to take any action that would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur. Parent shall promptly reimburse Seller for any reasonable out of pocket expenses incurred in connection with the actions described in this Section 6.2(d).

6.3 Seller Shareholder Approval.

(a) Subject to Section 6.11, Seller shall take, in accordance with applicable law and the Seller Articles and Seller Regulations, all action necessary to convene a meeting of its shareholders (the “Seller Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Seller Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement. Subject to Section 6.11, the Board of Directors of Seller shall use its reasonable best efforts to obtain from the shareholders of Seller the Requisite Seller Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.

(b) Subject to Section 6.11, Seller shall adjourn or postpone the Seller Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Seller Common Stock and Seller Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Seller has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Seller Vote; provided, that Seller shall not be required to adjourn or postpone the Seller Meeting more than two times pursuant to this Section 6.3(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, including in accordance with Section 6.11, the Seller Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Seller Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller of such obligation.

6.4 Legal Conditions to Merger.

Subject in all respects to Section 6.1 and Section 6.3 of this Agreement, each of Parent and Seller shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Seller or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing.

Parent shall take all steps necessary to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employees; Employee Benefit Plans.

(a) Parent shall use its reasonable good faith efforts to minimize the impact of the Merger and the Bank Merger on employees of Seller and Seller Bank, consistent with Parent’s and Parent Bank’s plans for the operations of the business of the combined entities following the Effective Time; provided, however, that this Agreement shall not be construed to limit the ability of Parent or Parent Bank to close a branch or terminate the employment of any employee. Parent and Parent Bank will offer Seller Bank employees whose jobs are eliminated as a result of the Bank Merger priority in applying for open positions within Parent and Parent Bank.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Seller or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Seller Benefit Plan, (ii) to the extent permitted by the New Plans and commercially practicable, provide each such employee and their eligible dependents with credit for any co-payments or co-insurance and deductibles paid prior to the Effective Time under a Seller Benefit Plan (to the same extent that such credit was given under the analogous Seller Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, co-insurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Seller and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Seller Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) With regard to the employment, change in control or other severance agreements that are identified in Seller Disclosure Schedule 6.6(c), Parent will pay to each employee identified on Seller Disclosure Schedule 6.6(c) the amount set forth beside his or her name thereon in a single lump sum at the Effective Time in exchange for the termination of such agreement, without regard to any such employee’s continued employment by Parent following the Effective Time. The estimated amounts payable under the employment and change in control severance agreements are stated in Seller Disclosure Schedule 6.6(c).  Despite anything in this Agreement to the contrary, however, the Surviving Corporation is not required to make and the Surviving Corporation will not make a payment that would constitute a “parachute payment” (as that term is defined in Internal Revenue Code Section 280G and Internal Revenue Service implementing regulations).  If a payment would constitute a parachute payment, the payment will be reduced to one dollar less than the amount beyond which the payment would be considered a parachute payment.

(d) Excluding any employee of Seller or its Subsidiaries who is a party to an employment, change-in-control, or other agreement identified in Seller Disclosure Schedule 6.6(c) that provides for severance payments, all of whom will receive payments at the Effective Time pursuant to Section 6.6(c), Parent will cause the Surviving Corporation to pay severance as provided in this Section 6.6(d) to any person who is an employee of Seller or its Subsidiaries at the Effective Time but whose employment does not continue with the Surviving Corporation or its Subsidiaries after the Effective Time or whose employment is terminated within one year after the Effective Time, excluding any employee terminated for cause.  As a condition to entitlement to severance pay, employees must execute appropriate release of claims and confidentiality documents.  For purposes of this provision, cause means termination because of material neglect of or material refusal to perform any duty or responsibility as an employee other than as a result of sickness, accident, or similar cause beyond an employee’s reasonable control, dishonesty, commission of a crime (other than minor traffic violations), or misconduct.

Severance under this Section 6.6(d) is two (2) week of base pay for each full year of service (including service with Seller, Parent, or a Subsidiary of either), with a minimum of eight (8) weeks and a maximum of twenty-six (26) weeks of base pay. For purposes of this provision, base pay means base salary before pre-tax deductions for a salaried employee, and for an hourly employee the employee’s total scheduled hours (prorated, as appropriate) before any pre-tax deductions for the 12 full calendar months preceding the month in which the Effective Time occurs.  Severance payments pursuant to this Section 6.6 shall be made as promptly as practicable, and in no event later than fifteen (15) days after the later to occur of (a) employee’s termination or (b) the date employee has executed Parent’s standard severance and release agreement.  In addition to severance under this Section 6.6(d), the Surviving Corporation may pay retention or other incentive bonuses to employees of Seller or its Subsidiaries identified by Parent after consulting with Seller, as critical to data processing or other transition tasks or who are otherwise determined by Parent to be key officers or employees.  Retention bonuses may have a vesting term of up to one year, with bonus forfeiture occurring for termination before vesting.  Retention bonuses, if any, would be in addition to any bonus for which any former officer or employee or Seller or its Subsidiaries may be eligible as an employee of the Surviving Corporation or Parent Bank.

(e) Seller shall either continue Seller’s 401(k) plan(s) or if, and only if, requested by Parent in writing not later than thirty (30) days prior to the Effective Time, Seller shall take all actions as are necessary, including the adoption of Board of Directors or compensation committee resolutions or consents, to terminate Seller’s 401(k) plan(s), effective no later than the day immediately prior to the Effective Time, with such termination to be subject to the occurrence of the Effective Time. Prior to taking any such action, Seller shall provide Parent with a copy of such resolutions or consent in connection with such plan termination, and shall consider any comments provided by Parent in good faith. Parent shall cause the 401(k) plans of Parent or its Affiliates to accept as soon as practicable rollover distributions from current and former employees of Seller and its Subsidiaries with respect to such individuals’ account balances (including loans), if elected by any such individuals.

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Seller, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Seller, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Seller Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Seller Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of

Seller or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Seller and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Seller Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Seller or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or  omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Seller Indemnified Party to the fullest extent permitted by applicable law; provided that the Seller Indemnified Party to whom  expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Seller Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Seller or any of its Subsidiaries arising from facts or events that occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 150% of the aggregate annual premium paid as of the date hereof by Seller for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with, but only upon the consent of Parent, may (and at the request of Parent, Seller shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Seller’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap, which policy Parent shall not cancel or terminate for any reason. Seller will terminate all indemnification agreements prior to the Effective Time.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Seller Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then, in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

(d) Following the Effective Time, the obligations of the Surviving Corporation, Parent and Seller under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any Seller Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Seller Indemnified Party.

6.8 Non-Renewal of Agreements.

Between the date hereof and the Effective Time, Parent and Seller will confer in good faith in an effort to identify (i) any agreements of Seller or Seller Bank that should be terminated as a result of the transactions contemplated by this Agreement and (ii) when and how those agreements should be terminated.

6.9 Advice of Changes.

Parent and Seller shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.8 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10 Board Member; Community Contribution.

(a) Effective as of the Effective Time, (i) Parent shall increase by one the number of members of its Board of Directors and shall elect Louis M. Altman as a member of the Parent Board of Directors, and (ii) Parent Bank shall increase by one the number of members of its Board of Directors and shall elect Louis M. Altman as a member of the Parent Bank Board of Directors.

(b) During the five years following the Effective Time Parent will use reasonable efforts consistent with applicable laws, rules and regulations and consistent with the legal status of the Home Savings and Loan Foundation (the “Foundation”) to cause the distribution committee of the Foundation to contribute at least a total of $500,000 to community organizations and charities within the communities in which Seller serves.

6.11 Acquisition Proposals.

(a) From August 2, 2016 to the date hereof, Seller has, and has caused its Representatives to, cease and cause to be terminated any activities, discussions or negotiations conducted before August 2, 2016 with any person other than Parent with respect to any Acquisition Proposal. From and after the date hereof, Seller shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to any person relating to, any Acquisition Proposal.

(b) Notwithstanding the foregoing Section 6.11(a), in the event that, after the date hereof and prior to the receipt of the Requisite Seller Vote, Seller receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data, participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its financial advisor) that the Acquisition Proposal constitutes, or is reasonably capable of becoming, a Superior Proposal, and that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law.  Prior to providing any nonpublic information permitted to be provided pursuant to this Section 6.11(b), Seller shall have provided such information to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to Seller than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Seller.

(c) Seller will promptly (and in any event within one (1) business days) advise Parent of the receipt of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within one (1) business days) advise Parent of any related developments, discussions and negotiations, including any amendments to, or revisions of, the terms of such inquiry or Acquisition Proposal.  Seller shall use its reasonable best efforts to enforce any confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(d) Notwithstanding anything herein to the contrary, at any time prior to the receipt of the Requisite Shareholder Vote, Seller may accept or approve a Superior Proposal, cancel or delay the Seller Meeting, change or withdraw its recommendation of this Agreement and the Merger and/or terminate this Agreement; provided, that the Seller’s Board of Directors may not do any of the foregoing unless:

(i)	the Board of Directors of Seller has concluded in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its financial advisor) that the Acquisition Proposal constitutes a Superior Proposal, and that the failure to accept such Superior Proposal would be more likely than not to result in a violation of its fiduciary duties under applicable law, after taking into account any amendment or modification to this Agreement agreed to or proposed by Parent;

(ii)

Seller shall have provided prior written notice to Parent at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent that the Seller has received a Superior Proposal, and specifying the material terms and conditions of such Superior Proposal (including the identity of the person or group making the Superior Proposal);

(iii)

during the Notice Period, Seller shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)

the Seller’s Board of Directors shall have concluded in good faith (after consultation with Seller’s financial advisors and outside legal counsel) that, after considering the results of such negotiations, if any, and after giving effect to any proposals, amendments or modifications offered or agreed to by Parent, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

(e) Other than pursuant to this Section 6.11, Seller shall not, and shall cause its Subsidiaries and their respective officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Acquisition Proposal.

(f) As used in this Agreement:

(i)

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, or proposal relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Seller and its Subsidiaries or 25% or more of any class of equity or voting securities of Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, or (C) a merger, consolidation, share exchange or other business combination involving Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller.

(ii)

“Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Seller Board of Directors determines in good faith, after consultation with Seller’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including execution risk and risks as to certainty and timing of consummation, the interests of Seller Bank’s employees and customers, and community and societal considerations, would, if consummated, result in a transaction that is more favorable to the holders of Seller Common Stock than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to “25% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

6.12 Public Announcements.

Seller and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Seller and Parent agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.13 Change of Method.

Parent may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Parent Bank with and into Seller Bank) if and to the extent requested by Parent, and Seller agrees to enter into such amendments to this Agreement and the Bank Merger Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Seller’s shareholders or causes the Merger to no longer qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, (iv) otherwise adversely affect the holders of Seller Common Stock.

6.14 Restructuring Efforts.

(a) Subject to Section 6.11, if Seller shall have failed to obtain the Requisite Seller Vote at the duly convened Seller Meeting or any adjournment or postponement thereof (other than in circumstances addressed in Section 6.14(b)), each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to Seller’s shareholders) and/or (in the case of Seller) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.14(a)) to its shareholders for adoption.

(b) Subject to Section 6.11, if Seller shall have failed to obtain the Requisite Seller Vote at the duly convened Seller Meeting or any adjournment or postponement thereof solely because of the failure to obtain the requisite vote of the holders of Seller Preferred Stock then, if so requested by Parent, (i) each of the parties shall restructure the transaction provided for herein such that each holder of Seller Preferred Stock will be entitled to receive, in lieu of the Merger Consideration, a number of preferred shares of Parent equal to the number of shares of Seller Preferred Stock held by such holder and having express terms identical in all material respects to those of the Series A Preferred Shares of Seller so as to meet the standards of Section 1701.78(F) of the Ohio Revised Code under which a merger agreement need not be adopted by the affirmative vote of the holders of shares of a particular class voting separately as a class, (ii) the definition of Requisite Seller Vote shall be modified accordingly, and (iii) Seller shall resubmit this Agreement (as restructured pursuant to this Section 6.14(b)) to the Seller’s shareholders for adoption.

6.15 Takeover Statutes.

Neither Parent nor Seller shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Parent and Seller shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and Seller will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute in any litigation initiated by a third party either directly or derivatively.

6.16 Exemption from Liability Under Section 16(b).

Parent shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article I and Article II and any other acquisitions of equity securities of Parent by any insiders of Seller in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.17 Litigation and Claims.

Each of Parent and Seller shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or Seller, as applicable, threatened against Parent, Seller or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, Seller or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Seller shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Seller and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII.  CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  This Agreement shall have been adopted by the shareholders of Seller by the Requisite Seller Vote.

(b) NASDAQ Listing.  The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger, shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Merger.

(e) Regulatory Approvals.  (i) All regulatory authorizations, consents, orders or approvals of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, which shall include the approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger (except for such approvals as would not be material to the Surviving Corporation, or any other approvals the failure of which to be obtained would reasonably be likely to have, individually, or in the aggregate, a Material Adverse Effect on the Surviving Corporation) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Parent.

The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Seller set forth (i) in Section 3.2(a) (other than the last two sentences thereof) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 3.1, the last two sentences of 3.2(a), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Seller set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Seller or the Surviving Corporation. Parent shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect.

(b) Performance of Obligations of Seller.  Seller shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c) Federal Tax Opinion. Parent shall have received the opinion of Tucker Ellis LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, legal counsel will require and rely upon representations contained in certificates of officers of Parent and Seller, reasonably satisfactory in form and substance to such legal counsel.

(d) Executive Agreements. The agreements entered into with each of Rick L. Hull and Denise M. Penz as of the date of this Agreement shall be in full force and effect at Closing, without any further action required by any party.

(e) Dissenters’ Rights. The number of Dissenting Shares shall be not more than 10% of the Seller Common Stock.

7.3 Conditions to Obligations of Seller.

The obligation of Seller to effect the Merger is also subject to the satisfaction, or waiver by Seller, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth (i) in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 4.1, 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent. Seller shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion.  Seller shall have received the opinion of Tucker Ellis LLP, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Tucker Ellis LLP will require and rely upon representations contained in certificates of officers of Parent and Seller, reasonably satisfactory in form and substance to such legal counsel.

(d) Parent Common Stock Closing Price. The closing price of Parent Common Stock as reported on the NASDAQ on the business day immediately prior to the Closing Date is at least $4.40 per share.

ARTICLE VIII.  TERMINATION

8.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Seller:

(a) by mutual consent of Parent and Seller in a written instrument;

(b) by either Parent or Seller if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Parent or Seller if the Merger shall not have been consummated on or before June 30, 2017 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, that if the failure to satisfy the closing condition set forth in Section 7.3(d) hereof is the sole reason for not consummating the Merger, Seller may not exercise its right to termination under this Section 8.1(c) until it has provided at least 15 business days’ prior notice to Parent of its intent to terminate;

(d) by Parent (provided, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Seller, which breach or failure to be true, either individually or in the aggregate with all other breaches by Seller (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 and that is not cured by the earlier of the Termination Date and the date that is 45 days following written notice to Seller, or by its nature or timing cannot be cured during such period;

(e) by Seller (provided, that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Parent, which breach or failure to be true, either individually or in the aggregate with all other breaches by Parent (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.3 and that is not cured by the earlier of the Termination Date and the date that is 45 days following written notice to Parent, or by its nature or timing cannot be cured during such period;

(f) by Parent, if (i) prior to such time as the Requisite Seller Vote is obtained, Seller or the Board of Directors of Seller (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), recommends to its shareholders an Acquisition Proposal other than the Merger, or Seller has accepted a Superior Proposal, or (B) materially breaches its obligations under Section 6.3 or 6.11; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Seller Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of Seller recommends that the shareholders of Seller tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days of the date such tender offer is first publicly commenced;

(g) by Seller, immediately before Seller enters into an agreement relating to a Superior Proposal in accordance with Section 6.11; or

(h) by Parent, if the Effective Time Book Value is less than the Target Number by an amount greater than $200,000 (or such greater number as has been approved by the Board of Directors of Seller in accordance with the definition of Shortage).

The party desiring to terminate this Agreement otherwise than pursuant to clause (a) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.7, 4.7, 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Seller shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement (which, in the case of fraud or willful and material breach by Parent, shall include the loss to the holders of Seller Common Stock and Seller Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the shareholders of Seller).

(b)

(i)

In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Seller or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Seller and (x) (A) thereafter this Agreement is terminated by either Parent or Seller pursuant to Section 8.1(c) without the Requisite Seller Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (y) prior to the date that is eighteen (18) months after the date of such termination, Seller enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Seller shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $1,625,000 (the “Termination Fee”).

(ii)	In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f) or by Seller pursuant to Section 8.1(g), then Seller shall pay Parent, by wire transfer of same day funds, the

Termination Fee as promptly as reasonably practical after the date of termination (and, in any event within three (3) business days thereafter).

(c) Each of Parent and Seller acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit that results in a judgment against Seller for the Termination Fee or any portion thereof, Seller shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Seller fails to pay the amounts payable pursuant to this Section 8.2, then Seller shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Seller pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful material misconduct, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section.

ARTICLE IX.  GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6, 6.7 and 6.9, and for those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment.

Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after the adoption of this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3 Extension; Waiver.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein;

provided, however, that after adoption of this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses.

Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and Seller, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Parent and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:(a) if to Seller, to:

Ohio Legacy Corp.

600 South Main Street

North Canton, Ohio 44720

Attention:  Rick L. Hull

Facsimile:  (330) 244-2992

Email:         rick.hull@mypbandtbank.com

With a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

301 East Fourth Street

Suite 3500, Great American Tower

Cincinnati, Ohio 45202

Attention:  Jason L. Hodges

Facsimile:  (513) 852-7857

Email:        jlhodges@vorys.com

And

(b) if to Parent, to:

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503

Attention:  Gary M. Small

Facsimile:  (330) 742-0203

Email:        gsmall@homesavings.com

With a copy (which shall not constitute notice) to:

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503

Attention:  Jude J. Nohra

Facsimile:  (330) 742-0489

Email:        jnohra@homesavings.com

and

Tucker Ellis LLP

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113

Attention:  M. Patricia Oliver

Facsimile:  (216) 592-5009

Email:        Patricia.Oliver@tuckerellis.com

9.6 Interpretation.

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Seller means the actual knowledge of any of the officers of Seller listed on Section 9.6 of the Seller Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. For purposes of any reference, direct or indirect, in this Agreement to “Seller Bank” that is relevant to periods prior to August 28, 2014, such reference shall include Premier Bank & Trust, National Association. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Seller Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means as set forth in Section 9.14), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement.

This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in Cleveland, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

9.11 Assignment; Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in (a) Section 6.7, which is intended to benefit each Seller Indemnified Party and his or her heir and representatives, (b) Section 6.6(c), which is intended to benefit, to the extent expressly provided therein, each employee of Seller that is a party to an employment, change in control or other severance agreement, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a .pdf format data file or other image file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a .pdf format data file or other image file, to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a .pdf format data file or other image file, as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.15 Further Assurances.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Seller, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OHIO LEGACY CORP.

By:	/s/ Rick L. Hull
Name:	Rick L. Hull
Title:	President and Chief Executive Officer

PREMIER BANK & TRUST

By:	/s/ Rick L. Hull
Name:	Rick L. Hull
Title:	President and Chief Executive Officer

UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ Gary M. Small
Name:	Gary M. Small
Title:	President and Chief Executive Officer

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO

By:	/s/ Gary M. Small
Name:	Gary M. Small
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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